Exhibit 99.1

WAUSAU PAPER ANNOUNCES SECOND-QUARTER

EARNINGS, RECORD SALES AND SHIPMENTS

MOSINEE, Wis…July 25, 2006… Wausau Paper (NYSE:WPP) today reported net earnings for the second quarter of $3.6 million or $0.07 per share, compared with a net loss of $2.7 million, or $0.05 per share, the year before.  Net sales increased 8 percent to $297.3 million while shipments increased 4 percent to 232,000 tons, both records for any quarter.

Prior-year second-quarter results included after-tax charges of $0.12 per share related to the closure of Printing & Writing’s sulfite pulp mill in Brokaw, Wisconsin.  Second-quarter results for both years reflected after-tax stock incentive credits of $0.01 per share.

For the first half of 2006, Wausau Paper reported net earnings of $2.2 million, or $0.04 per share, compared with a net loss of $0.8 million, or $0.01 per share, during the comparable period last year.  In addition to sulfite pulp mill closure charges of $0.12 per share, results for the first half of 2005 included stock incentive credits of $0.03 per share, compared with charges of $0.02 per share in 2006.  Net sales increased 7 percent to $580.9 million while shipments increased 3 percent to 456,000 tons.

In discussing the year-over-year second-quarter comparison, Thomas J. Howatt, president and CEO, stated, “Revenues rose to record levels as two of our three business segments increased sales at double-digit rates.  This performance was primarily attributable to strong towel and tissue markets, improved uncoated freesheet market conditions, and a continued focus on the strategic drivers of our long-term success – attractive niche markets, product innovation, benchmark customer service, and operational excellence.  Continued progress was evident in several key measures.  For instance, approximately 30 percent of revenues came from products developed in the last three years, comfortably exceeding our corporate goal of 25 percent, and paper mill productivity improved 2 percent year-over-year, continuing to build on consistent gains in recent years.  These sales and efficiency gains helped offset year-over-year fiber and energy cost increases of $0.08 per share.”

Specialty Products reported second-quarter operating profits of $1.3 million, compared with $3.9 million last year.  Net sales and shipments declined 2 percent and 6 percent, respectively.  “Selling price increases and product mix gains could only partially offset the impact of lower shipments and higher manufacturing costs, notably energy and fiber,” Mr. Howatt said.  “Despite continuing cost pressures and increasingly competitive market conditions, we remain focused on driving long-term profitability by leveraging product innovation and improving our operational efficiencies.”

Printing & Writing reported second-quarter operating losses of $3.1 million, compared with losses of $13.3 million last year.  Net sales and shipments increased 18 percent and 16 percent,

respectively.  Second-quarter results included pre-tax pulp mill closure charges of $0.2 million, compared with $9.5 million last year.  “Although far from satisfied with second-quarter losses, we are encouraged by the pace of improvement at Printing & Writing in recent months,” Mr. Howatt said.  “Net sales and shipments reached record levels in the second quarter while efficiency improvement efforts yielded substantial benefits.  These factors, combined with somewhat stronger market conditions and improved product pricing, have created positive momentum and enabled us to reduce losses by more than 50 percent from first-quarter levels of $7.1 million.  Even so, recent improvements have allowed us to recover only a portion of the energy and fiber cost increases absorbed in recent years.”

Towel & Tissue’s second-quarter operating profits increased 13 percent to a record $11.2 million from $9.9 million last year.  Net sales and shipments were up 11 percent and 7 percent, respectively.  “Our Towel & Tissue segment continues to perform well by virtually every metric,” pointed out Mr. Howatt.  “Selling price increases, volume gains, and product mix improvements offset increased energy and fiber costs.  While ‘away-from-home’ towel and tissue markets have grown a steady 2 percent during the first half of 2006, our value-added and Green Seal® certified product shipments increased 14 percent and 24 percent, respectively.  Accelerated growth in these higher-margin grades continues to be driven by differentiated products such as the OptiCore™ and OptiServ™ lines introduced in 2005.”

Mr. Howatt also noted that the company sold approximately 550 acres of timberland in the second quarter for an after-tax gain of $0.8 million.  Less than 100 acres were sold in the year-ago period at an after-tax gain of $0.1 million.  “The pace of our timberland sales program is expected to increase in the third quarter as we continue to execute against our earlier-announced plans,” said Mr. Howatt.  Also during the second quarter the company repurchased approximately 160,000 shares of common stock, and has 1.7 million shares remaining under a previous board authorization.

Commenting on third-quarter outlook, Mr. Howatt pointed out, “Significant cost pressures continue unabated with fiber prices reaching decade highs as we entered the quarter and energy prices sustaining historically high levels.  While the supply/demand balance at Towel & Tissue remains favorable and we expect bottom-line improvement at Printing & Writing from second-quarter levels, pricing at Specialty Products remains under considerable pressure.  At the same time we expect an acceleration of our timberland sales program, which is projected to contribute approximately $0.06 per share to third-quarter results, to drive substantial improvement over second-quarter levels.”  In the 2005 third quarter, Wausau Paper reported a net loss of $0.18 per share, which included a charge of $0.26 per share related to the closure of the Brokaw pulp mill and a gain of $0.01 from the sale of timberlands.

Wausau Paper’s second-quarter conference call is scheduled for 9:30 a.m. (EDT) on Wednesday, July 26, and can be accessed through the company’s Web site at www.wausaupaper.com under “Investor Information.”  A replay of the webcast will be available at the same site through August 3.

Wausau Paper produces fine printing and writing papers, technical specialty papers, and “away-from-home” towel and tissue products.  Green Seal® is a registered trademark of Green Seal, Inc., in Washington D.C., and is used by permission.

Safe Harbor under the Private Securities Litigation Reform Act of 1995:  The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2005.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper

Interim Report – Quarter Ended June 30, 2006

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Six Months
of Operations (unaudited)	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Net sales	$ 297,286	$ 275,291	$ 580,949	$ 543,032
Cost of sales	268,946	258,445	530,284	503,051
Gross profit	28,340	16,846	50,665	39,981
Selling & administrative expense	19,735	18,376	40,711	35,903
Restructuring	77	177	209	177
Operating profit (loss)	8,528	(1,707)	9,745	3,901
Interest expense	(2,879)	(2,687)	(5,592)	(5,337)
Other income/(expense), net	47	122	89	237
Earnings (loss) before income taxes and
cumulative effect of a change in accounting principle	5,696	(4,272)	4,242	(1,199)
Provision (credit) for income taxes	2,108	(1,581)	1,570	(444)
Earnings (loss) before cumulative effect
of a change in accounting principle	3,588	(2,691)	2,672	(755)
Cumulative effect of a change in accounting
principle (net of income taxes)	0	0	(427)	0
Net earnings (loss)	$ 3,588	$ (2,691)	$ 2,245	$ (755)

Earnings (loss) per share before cumulative effect
of a change in accounting principle (basic and diluted)	$ 0.07	$ (0.05)	$ 0.05	$ (0.01)
Cumulative effect of a change in accounting
principle (net of income taxes)	0	0	(0.01)	0
Net earnings (loss) per share (basic and diluted)	$ 0.07	$ (0.05)	$ 0.04	$ (0.01)
Weighted average shares outstanding-basic	51,041	51,589	51,041	51,640
Weighted average shares outstanding-diluted	51,358	51,589	51,342	51,640

Condensed Consolidated Balance Sheets (Note 1)			June 30,	December 31,
			2006	2005
Current assets			$ 288,623	$ 279,684
Property, plant and equipment, net			480,429	494,228
Other assets			48,550	46,601
Total Assets			$ 817,602	$ 820,513

Current liabilities			$ 153,898	$ 148,965
Long-term debt			163,748	161,011
Other liabilities			197,713	200,318
Stockholders' equity			302,243	310,219
Total Liabilities and Stockholders' Equity			$ 817,602	$ 820,513

Condensed Consolidated Statements	Six Months
of Cash Flow (unaudited)	Ended June 30,
	2006	2005
Net cash provided by (used in) operating activities	$ 5,191	$ (4,498)

Cash flows from investing activities:
Capital expenditures	(11,779)	(15,631)
Proceeds from property, plant and equipment disposals	3,205	222
Net cash used in investing activities	(8,574)	(15,409)

Cash flows from financing activities:
Net issuances/payments of commercial paper	3,000	0
Payments under capital lease obligation and note payable	(115)	(47)
Dividends paid	(8,685)	(8,787)
Proceeds from stock option exercises	1,437	0
Excess tax benefits related to stock incentive plans	99	0
Payments for purchase of company stock	(3,244)	(2,738)
Cash used in financing activities	(7,508)	(11,572)

Net decrease in cash & cash equivalents	$ (10,891)	$ (31,479)

Note 1.  Balance sheet amounts at June 30, 2006, are unaudited.  The December 31, 2005, amounts are derived from audited financial statements.

Note 2.  Effective January 1, 2006, Wausau Paper adopted Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment.”  This accounting standard requires compensation cost relating to share-based payment transactions be recognized in the financial statements.  We elected the modified prospective transition method to implement this new standard.  Share-based payment awards that are settled in cash continue to be classified as a liability; however, rather than remeasuring the award at the intrinsic-value each reporting period, the award is remeasured at its fair value each reporting period.  The difference between the liability as previously computed (i.e., intrinsic value) and the fair value of the liability award on the date of adoption, net of any related tax effects, is recorded as a cumulative effect of a change in accounting principle.

Note 3.  In July 2005, Wausau Paper announced plans to permanently close the sulfite pulp mill at our Brokaw, Wisconsin, facility.  The pulp mill was closed in November 2005 and the related long-lived assets were abandoned.  The cost of sales for the period ended June 30, 2005, as reflected in the Condensed Consolidated Statements of Operations, include $9.3 million in pre-tax charges for accelerated depreciation and an adjustment of pulp mill inventory to net realizable value.  The cost of sales for the three- and six-month periods ended June 30, 2006 include pre-tax pulp mill closure charges of $0.1 million.  Restructuring expense for the period ended June 30, 2005, reflects a pre-tax charge of $0.2 million for certain assets disposed as a result of the closure.  Restructuring expense for the three- and six- month periods ended June 30, 2006, reflect pre-tax charges of $0.1 million and $0.2 million, respectively, for other associated closure costs.

Note 4.  Interim Segment Information

Wausau Paper has reclassified certain prior-year interim segment information to conform to the 2006 presentation.  The reclassification is the result of a reporting change, effective January 1, 2006, for timberland assets held for sale from the operating segments to corporate.

Wausau Paper’s operations are classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine.  Specialty Products also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products.  Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; Groveton, New Hampshire; and Brainerd, Minnesota.  Printing & Writing also includes a converting facility that converts printing and writing grades.  Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Sales, operating profit, and asset information by segment is as follows:

(in thousands, except ton data)	June 30,	December 31,
	2006	2005
Segment assets (Note 1)
Specialty Products	$ 335,644	$ 333,482
Printing & Writing	254,983	254,528
Towel & Tissue	180,694	175,134
Corporate & Unallocated*	46,281	57,369
	$ 817,602	$ 820,513

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005
Net sales external customers (unaudited)
Specialty Products	$ 111,937	$ 113,981	$ 233,429	$ 232,345
Printing & Writing	112,033	95,246	211,351	187,850
Towel & Tissue	73,316	66,064	136,169	122,837
	$ 297,286	$ 275,291	$ 580,949	$ 543,032

Operating profit (loss) (unaudited)
Specialty Products	$ 1,259	$ 3,857	$ 3,609	$ 7,797
Printing & Writing	(3,052)	(13,289)	(10,157)	(17,858)
Towel & Tissue	11,207	9,922	20,223	17,806
Corporate & Eliminations	(886)	(2,197)	(3,930)	(3,844)
	$ 8,528	$ (1,707)	$ 9,745	$ 3,901

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005
Depreciation, depletion and amortization (unaudited)
Specialty Products	$ 5,696	$ 6,209	$ 11,739	$ 12,417
Printing & Writing	3,108	7,376	6,186	11,424
Towel & Tissue	5,231	4,902	10,365	9,680
Corporate & Unallocated	311	284	614	571
	$ 14,346	$ 18,771	$ 28,904	$ 34,092

Tons sold (unaudited)
Specialty Products	94,720	100,404	197,007	205,192
Printing & Writing	93,311	80,411	176,942	160,571
Towel & Tissue	43,974	41,266	82,263	77,553
	232,005	222,081	456,212	443,316

* Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with the segments.